EXHIBIT 3.1(iii)

                FILED
     IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
       STATE OF NEVADA

           OCT 26  1998

No.    C13820-92

DEAN HELLER, SECRETARY OF STATE


             CERTIFICATTE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

Filed by:

                            WHITE DOVE SYSTEMS, INC.
                               Name of Corporation


         We, the undersigned                LORETTA A. INGLISH, President

BART W. ANDRE, Secretary           of WHITE DOVE SYSTEMS, INC.

do hereby certify:


     That the Board of Directors of said corporation at a meeting duly convened,

held on the 26th  day of  October,  1998,  adopted  a  resolution  to amend  the original articles as follows:


     Article FIRST is hereby amended to read as follows:

          "FIRST. The name of the corporation is: InterFoods Consolidated, Inc."

     Article FOURTH is hereby amended to read as follows:

          "FOURTH. The aggregate number of shares which the corporation shall have the authority to issue is Twenty-Five Million (25,000,000) shares of common stock at $.001 par value, and Ten Million (10,000,000) shares of Serial Preferred Stock at $.001 par value.

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          A.   Each share of Common  Stock shall  entitle the holder  thereof to one vote on any matter submitted to a vote of or for consent of holders of Common Stock. Subject to the provisions of applicable law and this Article Fourth, any dividends paid or distributed on or with respect to the Common Stock of the corporation shall be paid or distributed ratably to the holders of its Common Stock. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and any amounts to which the holders of any Serial Preferred Stock shall be entitled, as hereinafter provided, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the corporation.

          B. Subject to the terms and provisions of this Article Fourth, the Board of Directors is authorized to provide from time to time for the issuance of shares of Serial Preferred Stock in series and to fix and determine from time to time before issuance the designation and relative rights and preferences of the shares of each series of Serial Preferred Stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:


               (1)  The series designation and Authorized number of shares;

               (2) The dividend rate and the date or dates on which such dividends will be payable;

               (3) The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation;

               (4)  The price or prices at which shares may be redeemed, if any,
                    and   any   terms,   conditions,   limitations   upon   such
                    redemptions;

               (5) The sinking fund provisions, if any, for redemption or purchase of shares; and

               (6) The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Serial Preferred Stock, of the corporation.

          C. The holders of the shares of Common Stock or Serial Preferred Stock shall not be entitled to cumulative voting on any matter.

          D. Upon the amendment of this Article Fourth to read as herein-above set forth, each three (3) outstanding shares of common stock is reverse split, reconstituted and converted into one (1) share. No fractional shares shall be issued."

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,860,000; that the said change
(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                                   /s/ Loretta A. Inglish

                                                   President or Vice President

                                                   LORETTA A. INGLISH


                                                   /s/ Bart W. Andre

                                               Secretary or Assistant Secretary

                                                   BART W. ANDRE

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State of NEVADA

County of Clark

On October 26, 1998, before me, Loretta A. Inglish,  personally appeared LORETTA
A. INGLISH, known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and by his signature on the instrument the person, or the entity upon which the person acted, executed the instrument.

Witness my hand and official seal.


/s/ Felicia Nilson

Notary Public in and for said
County and State

Notary Seal of Felicia Nilson



State of NEVADA

County of Clark

On October 26, 1998, before me, Bart W. Andre, personally appeared BART W. ANDRE, known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and by his signature on the instrument the person, or the entity upon which the person acted, executed the instrument.

Witness my hand and official seal.


/s/ Felicia Nilson

Notary Public in and for said
County and State

Notary Seal of Felicia Nilson: